Exhibit 5.1

December 19, 2013

Board of Directors

Ignyta, Inc.

11095 Flintkote Avenue, Suite D

San Diego, CA 92121

Re: Registration Statement/Form S-1

Gentlemen:

We have acted as special Nevada counsel to Ignyta, Inc. (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offering from time to time by the selling stockholders, as described in the Registration Statement, of up to 9,010,238 shares of the Company’s common stock, par value $0.00001 per share (the “Common Shares”), consisting of (a) 7,740,142 Common Shares issued and sold to accredited investors in a private offering closed on November 6, 2013, and (b) 1,270,096 Common Shares issued and sold to accredited investors in a private placement offering closed on November 29, 2013.

As the special Nevada counsel to the Company in connection with the Registration Statement, we have examined the actions taken by the Company in connection with the authorization of the issuance of the Common Shares, and such documents as we have deemed necessary to render this opinion.

Based upon and subject to the foregoing, it is our opinion that the Common Shares have been duly authorized, validly issued, fully paid, and are non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Sincerely,

/s/ McDONALD CARANO WILSON LLP

McDONALD CARANO WILSON LLP